Exhibit 99.1

Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

March 9, 2004

                                                     NEWS RELEASE

                                                     For Immediate Release

Tri-State 1st Banc Reports Record Earnings

East Liverpool, OH – Tri-State 1st Banc, Inc. (NASDAQ “TSEO”), the parent company of 1st National Community Bank and Gateminder Corporation, today reported net income for the year 2003 of $701,000 or $0.78 per diluted share, up 6.9% or $45,000 from year 2002’s net income.

For the three-month period ending December 31, 2003, net income was $157,000 or $0.17 per fully diluted share compared to $160,000 or $0.18 per share in the same 2002 period.

Keith R. Clutter, President and CEO of 1st National Community Bank, reported total deposits of the Company increased by $9.2 million to $71.4 million, a 14.9% increase from December 31, 2002. Total assets increased in the amount of $12.0 million or 15.5% to $89.4 million in 2003 while total loans remained steady at $45.2 million compared with $45.4 million at December 31, 2002.

Charles B. Lang, President of Tri-State 1st Banc, Inc., stated the improvement in earnings for the year came in spite of the fact that interest rates experienced an historical forty-year low point during the year and a significant amount of refinancing of loans occurred in the industry during 2003. Lang attributed the success of the Company in the year 2003 to the effective management of interest margins, introduction of some new products and services, gains realized from security sales and the monitoring of operating expenses.

The Company is presently in the process of constructing an addition to its principal office on St. Clair Avenue in East Liverpool, Ohio. The new structure will add approximately 3,300 square feet and will enable the Bank to transition at that location into an operation center for the branch offices. Occupancy of the new addition is expected to take place in April of this year.

The Company operates seven banking offices, five in Columbiana County, Ohio, and one each in Hancock County, West Virginia and Beaver County, Pennsylvania. 1st National Community Bank was chartered in June, 1987 as a national banking association by the Office of the Comptroller of the Currency. There are presently 63 employees of the Bank. Charles B. Lang serves as Chairman and Keith R. Clutter is President and CEO.

Contact Person:

Kevin Anglemyer, VP and Chief Financial Officer

16924 St. Clair Avenue

East Liverpool, OH 43920

Phone: (330) 385-9200

Fax: (330) 386-7452